Exhibit 99.1

July 11, 2006

Dear Stockholders:

We are writing to you about our initial public offering (IPO). As you may be aware, our underwriters have informed us that they were unable to successfully market and sell our IPO and that we should postpone the IPO indefinitely. The underwriters advised us very clearly that they were unable to complete the IPO because we did not obtain a sufficient number of the 180-day “lock-up” agreements that we asked our stockholders to sign in recent months. Despite a very successful IPO road show to institutional investors, in which our management team and company were favorably received, our underwriters are unable to take our company public at this or any other time in the foreseeable future, unless we obtain a sufficient number of these lock-up agreements. Your board and management, as well as everyone involved, is extremely disappointed but determined to overcome these obstacles.

To that end, on Monday, July 24, 2006 at 10:00 a.m., California time, we will hold an information meeting, at our offices in Culver City, to discuss the IPO. All our stockholders are invited and urged to attend. For those of you who are unable to attend the meeting in person, we will broadcast the meeting on our website. The details of the webcast can be found at the end of this letter.

At the meeting, our underwriter, the Board, our lawyers and management will address the steps that are necessary to ensure a successful IPO and provide you with a mechanism to liquidity. Put succinctly, while Bidz management and affiliates agreed to lock up all 13.5 million shares they owned, less than 1 million of the 9.8 million shares held by the remaining minority stockholders agreed to the lock-up (although 1.2 million of these shares were pledged to sell at the IPO price). This left an overhang of 7.7 million shares not subject to lock-ups that could be sold immediately after the IPO. In a period of some market volatility, this 7.7 million share “overhang,” compared with the 5 million shares that we expected to sell in the IPO, represented potential sales that could depress the trading price of the stock or lead to price volatility that the institutional purchasers of the IPO were not willing to accept. We must minimize this “overhang” dramatically for an IPO to be successful. We will not be able to complete the IPO without the support of a very substantial majority of our stockholders or, alternatively, the passage of possibly several years while we the company continues to grow.

We completed the SEC registration and invested substantial amounts of money and time to meet with investors and tell the Bidz.com story. This effort was not wasted. We can resume the IPO on short notice and be publicly traded. In our meeting on July 24, we will ask for your support and discuss the company’s alternatives with you. These alternatives will increase our chances of a successful IPO, in which after the lock-up period, you will have the liquidity you desire. We also realize that you have many questions about the IPO and the IPO process, and we look forward to answering all of your questions at the meeting.

If you are unable to attend the meeting in person, you may access the webcast by inserting the following link into your internet browser (http://investors.bidz.com) or you may click on the “Investor” button on our home page and follow the instructions provided.

Your attendance and participation in this meeting is critical to the success of our IPO. We look forward to seeing you.

Sincerely,

David Zinberg Chief Executive Officer	Lawrence Kong Chief Financial Officer